Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-53188 and No. 333-53190) on Form S-8 of Integrated Surgical Systems, Inc. of our report dated March 31, 2010, relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of Integrated Surgical Systems, Inc. for the year ended December 31, 2009.

SingerLewak LLP
Los Angeles, CA
March 31, 2010